Fulton Financial
CORPORATION

FOR IMMEDIATE RELEASE	Contact: Laura Wakeley (Fulton)
(Full text available on PR Newswire)	Phone: 717-291-2739

Fulton Financial extends plan to repurchase stock, increases shares

     (December 21) -- LANCASTER, Pa. - Fulton Financial Corporation (Nasdaq: FULT), a $10.6 billion Lancaster, PA-based financial holding company, today extended the stock repurchase program originally announced in June 2004. The company also increased the number of shares it could repurchase under this extension.

     Originally, the Corporation said it may repurchase up to 4 million shares of its own stock through December 31, 2004. As of November 30, 2004, it had repurchased approximately 2.5 million of these shares, leaving approximately 1.5 million shares still available for repurchase.

     The board today approved an extension of the program through June 30, 2005 and increased the total number of shares that could be repurchased, depending upon market conditions, to 4 million shares, or approximately 3.3 percent of the company's outstanding shares.

     As announced previously, any repurchased shares will be added to the corporate treasury and will be used for general corporate purposes. As of November 30, 2004, the Corporation had 119.9 million shares of stock outstanding.

     Fulton Financial Corporation operates 208 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ, Premier Bank, Doylestown, PA and Resource Bank, Virginia Beach, VA.

     The corporation anticipates the addition of its thirteenth affiliate bank, First Washington State Bank, based in Windsor, N.J., in January, 2005.

     The Corporation's financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC., West Conshohocken, PA. Residential mortgage lending is offered through Fulton Mortgage Company and Resource Mortgage.

     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation's future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation's success in merger and acquisition integration, and customers' acceptance of the Corporation's products and services.